UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 8, 2003

SMTEK INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-08101	33-0213512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Science Drive Moorpark, California	93021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (805) 532-2800

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Item 5.              Other Events and Required FD Disclosure.

As previously announced, SMTEK International, Inc. (the “Company”) received notice from Nasdaq of its decision to continue listing the Company’s common stock on The Nasdaq SmallCap Market via an exception to a number of listing requirements.  The terms of this temporary exception require that the Company satisfy a number of conditions.  One of the conditions requires that the Company, on or before September 8, 2003, demonstrate a closing bid price of at least $1.00 per share, and, immediately thereafter, maintain a closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days.  Nasdaq has notified the Company that it has demonstrated compliance with this closing bid price requirement.  Another condition under the temporary exception also requires that the Company, on or before September 8, 2003, publicly file an unaudited balance sheet with the Securities and Exchange Commission (the “SEC”) evidencing stockholders’ equity of at least $2,500,000.  The Company is furnishing the information provided under Item 9 solely in response to this condition for continued listing as required by Nasdaq pursuant to the terms of the temporary exception.  In addition, the terms of the temporary exception require that the Company file its Form 10-K for the fiscal year ending June 27, 2003 with the SEC on or before September 25, 2003.

In connection with increasing stockholders’ equity, on September 8, 2003, the Company sold 250,000 shares of Series A Preferred Stock in a private transaction with an unaffiliated third party investor.  The Series A Preferred Stock is convertible into common stock on a one-for-one basis initially.  In connection with such sale, the Company entered into a registration rights agreement with the investor and filed an amendment to its certificate of incorporation.  A copy of the Certificate of Designations, which designates the rights and preferences of the Series A Preferred Stock, is filed as Exhibit 4.1 hereto.  A copy of the Series A Preferred Stock Purchase Agreement is filed as Exhibit 10.1 hereto, and a copy of the Registration Rights Agreement is filed as Exhibit 10.2 hereto.

Item 7.              Financial Statements and Exhibits.

Exhibit Number	Description

4.1	Certificate of Designations.

10.1	Series A Preferred Stock Purchase Agreement, dated as of September 8, 2003, by and between the Company and The Gene Haas Trust.

10.2	Registration Rights Agreement, dated as of September 8, 2003, by and between the Company and The Gene Haas Trust.

Item 9.              Regulation FD Disclosure.

The following unaudited condensed consolidated pro forma balance sheet for the month ended August 22, 2003 reflects the actual unaudited condensed consolidated balance sheet at August 22, 2003 and pro forma adjustments for certain transactions which occurred subsequent to August 22, 2003 as if they had occurred on August 22, 2003.

In aggregate, the pro forma balance sheet reflects an increase in total stockholders’ equity of $1,237,000 consisting of the following transactions which have occurred subsequent to August 22, 2003: (1) the Company’s settlement of obligations to former officers, employees and directors under consulting and deferred fee agreements resulting in a $407,000 net reduction in debt and a corresponding recognition of gain on extinguishment of debt; (2) the Company’s settlement with certain sub-debt holders resulting in a $350,000 net reduction in debt and a corresponding gain from extinguishment of debt; and (3) the Company’s sale of 250,000 shares of Series A Preferred Stock with proceeds of $480,000 net of an estimate of $20,000 in transaction costs.  The gross settlement payments required under (1) and (2) above of $401,000 and $170,000, respectively, were funded through additional borrowings under the Company's working capital line of credit.

The information in Item 9 of this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section.  The information in Item 9 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SMTEK INTENATIONAL, INC.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

	Actual August 22, 2003	Pro Forma Adjustments	Pro Forma August 22, 2003
	(unaudited)

ASSETS
Current Assets
Cash	$460	$480	$940	(3)
Short-term investments	300		300
Accounts receivable, net	12,909		12,909
Inventory	9,657		9,657
Other current assets	871		871
Total current assets	24,197	480	24,677

Fixed assets, net	5,406		5,406
Other assets	427		427

Total assets	$30,030	$480	$30,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion-long term debt	$2,465	$(808)	$1,657	(1)
Accounts payable and accruals	11,951		11,951
Other current liabilities	2,237		2,237
Total current liabilities	16,653	(808)	15,845

Long-term debt	11,979	(520)		(2)
		571	12,030	(1)(2)
Stockholders’ Equity
Capital stock and additional paid in capital	37,050	480	37,530	(3)
Retained earnings	(35,652)	757	(34,895	)(1)(2)
Total stockholders’ equity	1,398	1,237	2,635

Total liabilities and stockholders’ equity	$30,030	$480	$30,510

(1) (2)  Debt retirement, payoff increasing long-term line of credit, gain increasing retained earnings

(3) Net proceeds from issuance of preferred stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 8, 2003

SMTEK INTERNATIONAL, INC.

By:	/s/ Kirk A. Waldron
Name:	Kirk A. Waldron
Its:	Senior Vice President
Chief Financial Officer